Exhibit 5.1

MJM LIMITED THISTLE HOUSE 4 BURNABY STREET HAMILTON HM 11 P.O. BOX HM 1564 HAMILTON HM FX BERMUDA	TEL 441.292.1345 FAX 441.292.2277 WEB www.mjm.bm

May 10, 2013

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Dear Ladies and Gentlemen:

Re: Tsakos Energy Navigation Limited

We have acted as special Bermuda counsel to Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), in connection with the offering of 2,000,000 shares of the Company’s 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share (the “Series B Preferred Share”) and up to 300,000 Series B Preferred Shares issuable upon exercise of the underwriters’ option to purchase additional shares (collectively, the “Shares”), which are to be offered and sold by the Company in accordance with the terms of the Underwriting Agreement, dated as of May 2, 2013, by and between the Company and Incapital LLC and DNB Market LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”), as described in the Company’s prospectus supplement, dated May 2, 2013 (the “Prospectus Supplement”), and the accompanying prospectus, dated October 30, 2012 (such documents, collectively, the “Prospectus”), that form part of the Company’s effective registration statement on Form F-3, as amended (File No. 333-184042) (the “Registration Statement”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, Certificates of Incorporation on Change of Name, Certificate of Registration of Altered Memorandum of Association, Memorandum of Association and Bye-laws (collectively, the “Constitutional Documents”), the Certificate of Designation of 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, the Registration Statement and Prospectus included therein, the Prospectus Supplement, the Underwriting Agreement, the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company authorizing, among other things, the issue and sale of the Shares (the “Resolutions”) and such other documents and records as we have deemed necessary. The documents referred to in this paragraph are collectively referred to herein as the “Documents”.

Tsakos Energy Navigation Limited Re: Tsakos Energy Navigation Limited	May 10, 2013 Page 2

In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the Documents, the authenticity of all Documents submitted to us as originals, the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced or conformed copies and the authenticity of all such Documents.

We have also assumed that (i) the Shares will be delivered, against receipt of the consideration approved by the Company which will be no less than the par value thereof; and (ii) all Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of Bermuda in respect of which we are opining).

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein. We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relate to compliance with or matters governed by the laws of any jurisdiction except Bermuda.

This opinion has been prepared for use in connection with the filing by the Company of a Report on Form 6-K, which will be incorporated by reference into the Registration Statement and the Prospectus.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the above-described Form 6-K and the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

MJM LIMITED